EXHIBIT 5.1
[LETTERHEAD OF THOMPSON & KNIGHT LLP]
May 23, 2007
Noble Energy, Inc.
100 Glenborough, Suite 100
Houston, Texas 77067
      Re:      Registration Statement on Form S-8
Ladies and Gentlemen:
          We have acted as counsel for Noble Energy, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “1933 Act”), of 800,000 shares of the Company’s Common Stock, par value $3.33 1/3 per share (the “Shares”), for issuance and sale pursuant to the 2005 Stock Plan for Non-Employee Directors of Noble Energy, Inc. (the “2005 Plan”), including 39,313 Shares issued under the 2005 Plan prior to the date hereof (“Reoffer Shares”).
          We have participated in the preparation of the Company’s Registration Statement on Form S-8 (the “Registration Statement”), filed on this date with the Securities and Exchange Commission, relating to the registration of the Shares under the 1933 Act. The Registration Statement includes a reoffer prospectus to be delivered in connection with the sale of the Reoffer Shares under the Registration Statement (“Reoffer Prospectus”).
          In connection with the foregoing, we have examined the originals or copies, certified or otherwise authenticated to our satisfaction, of the 2005 Plan, the Registration Statement, including the Reoffer Prospectus, and such corporate records of the Company, certificates of public officials and officers of the Company and other instruments and documents as we have deemed necessary to require as a basis for the opinion hereinafter expressed. As to various questions of fact material to such opinion, we have, where relevant facts were not independently established, relied upon statements of officers of the Company whom we believe to be responsible.
     Based upon the foregoing and in reliance thereon, we advise you that, in our opinion,: (i) the Shares, when issued in accordance with the provisions of the 2005 Plan, will be legally issued, fully paid and nonassessable; and (ii) the Reoffer Shares, when sold in the manner contemplated in the Registration Statement as described in the Reoffer Prospectus, will be legally issued, fully paid and nonassessable.
          We consent to the use of this opinion as an exhibit to the Registration Statement being filed on this date and to the reference to our firm in the prospectus distributed by the Company in connection therewith.
Very truly yours,
/s/ Thompson & Knight LLP
THOMPSON & KNIGHT LLP